Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm
ENDURANCE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
PEMBROKE, Bermuda — October 27, 2011 — Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported a net loss of $20.0 million and $0.71 per diluted common share for the third quarter of 2011 versus net income of $139.1 million and $2.51 per diluted common share in the third quarter of 2010. For the nine months ended September 30, 2011, the net loss was $66.4 million and $2.07 per diluted common share versus net income of $253.5 million and $4.33 per diluted common share for the nine months ended September 30, 2010.
Operating highlights for the quarter ended September 30, 2011 were as follows:
•	Net premiums written of $551.3 million, an increase of 22.0% over the same period in 2010;
•	Combined ratio of 104.6%, which included 17.5 percentage points of catastrophe losses partially offset by the benefit of 7.9 percentage points of favorable prior year loss reserve development;
•	Net investment income of $14.1 million, a decrease of $39.6 million over the same period in 2010;
•	An operating loss, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $24.7 million and $0.83 per diluted common share;
•	An operating loss on average common equity for the quarter of 1.5%; and
•	Book value of $51.63 per diluted common share, down 1.1% from June 30, 2011.
Operating highlights for the nine months ended September 30, 2011 were as follows:
•	Net premiums written of $1,792.0 million, an increase of 11.6% over the same period in 2010;
•	Combined ratio of 113.0%, which included 24.9 percentage points of catastrophe losses partially offset by the benefit of 9.6 percentage points of favorable prior year loss reserve development;
•	Net investment income of $106.4 million, a decrease of $37.0 million over the same period in 2010;
•	An operating loss, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $96.9 million and $2.83 per diluted common share;
•	An operating loss on average common equity for the first nine months of the year of 4.6%; and
•	Book value of $51.63 per diluted common share, down 2.1% from December 31, 2010.
David Cash, Chief Executive Officer, commented, “The third quarter was a tough one for the industry, as we saw continued frequency of severe catastrophe events and adverse weather conditions, combined with historically low interest rates, global economic uncertainty and a competitive marketplace. Endurance has been able to withstand these challenges, and continues to maintain a very strong balance sheet with prudent reserves and a high quality, short duration investment portfolio. We have selectively expanded our business within profitable niches while reducing those business lines where returns were below our targets.”

Insurance Segment
Operating highlights for Endurance’s Insurance segment for the quarter ended September 30, 2011 were as follows:
•	Net premiums written of $303.2 million, an increase of 48.4% from the third quarter of 2010;
•	Combined ratio of 96.8%, an increase of 6.7 percentage points from the third quarter of 2010; and
•	Favorable prior year loss reserve development of 3.9 percentage points during the current period, level with the third quarter of 2010.
Operating highlights for Endurance’s Insurance segment for the nine months ended September 30, 2011 were as follows:
•	Net premiums written of $909.0 million, an increase of 21.5% from the same period in 2010;
•	Combined ratio of 96.3%, an increase of 4.3 percentage points from the same period in 2010; and
•	Favorable prior year loss reserve development of 9.6 percentage points during the current period, compared to 5.7 percentage points of favorable prior year loss reserve development in the same period in 2010.
Third quarter net premiums written in the Insurance segment grew within the agriculture and casualty lines of business, partially offset by declines in the property and professional lines. The growth in the agriculture line resulted from positive adjustments to spring crop premiums, as well as commodity prices being higher than a year ago for winter crops. The increase in the casualty line was driven by the continued successful rollout of our contract binding authority business line which we launched in November 2010. The decline in net premiums written in the property, healthcare and professional lines of business was driven by increased competition, which led to either non-renewing business or a move to higher policy attachment points. For the nine months ended September 30, 2011, net premiums written increased primarily as a result of increased commodity prices in the agriculture line and growth in casualty premiums, partially offset by declines in the property, healthcare and professional lines of business.
The increase in the Insurance segment combined ratios in the third quarter and first nine months of 2011 compared to the same periods in 2010 resulted from higher net loss ratios, partially offset by improvements in the acquisition expense ratio and, in the third quarter, an improvement in the general and administrative expense ratio. The 2011 Insurance segment net loss ratios were higher than the net loss ratios in the corresponding 2010 periods primarily due to storm and flood losses in the property insurance line of business, including net losses of $7.5 million from Hurricane Irene in the current periods. The higher 2011 Insurance segment net loss ratios also resulted from higher losses in our agriculture line of business due to the current drought in the Southwest United States and the excess moisture in the Midwest United States in the spring. These losses were partially offset by higher levels of favorable prior year reserve development for the current nine months. The current quarter combined ratio benefitted from 3.9 percentage points of favorable loss reserve development, the same as the third quarter of 2010. For the first nine months of 2011, the combined ratio benefitted from 9.6 percentage points of favorable loss development compared to 5.7 percentage points for the first nine months of 2010. Favorable development for the current nine months was experienced in the short tail, long tail and other lines of business, as claims did not occur as originally expected.
The current periods’ general and administrative expense ratios improved in the current quarter compared to the same period a year ago and was flat for the first nine months of 2011 compared to a year ago. Investments in several new insurance lines of business, which require higher initial expenses compared to revenues, were offset by higher earned premiums within the agriculture line of business. The acquisition expense ratios in both periods in 2011 were lower than the same periods in 2010 as the agriculture line of business comprises a greater portion of 2011 earned premiums and has lower related acquisition costs.

Reinsurance Segment
Operating highlights for Endurance’s Reinsurance segment for the quarter ended September 30, 2011 were as follows:
•	Net premiums written of $248.1 million, an increase of 0.2% from the third quarter of 2010;
•	Combined ratio of 115.0%, an increase of 38.1 percentage points from the third quarter of 2010;
•	Favorable prior year loss reserve development of 13.2 percentage points during the current period, compared to 11.3 percentage points of favorable prior year loss reserve development in the third quarter of 2010; and
•	Net catastrophe losses of $91.1 million or 37.6 percentage points on the combined ratio.
Operating highlights for Endurance’s Reinsurance segment for the nine months ended September 30, 2011 were as follows:
•	Net premiums written of $882.9 million, an increase of 3.0% from the same period in 2010;
•	Combined ratio of 130.3%, an increase of 41.8 percentage points from the same period in 2010;
•	Favorable prior year loss reserve development of 9.7 percentage points during the current period, compared to 10.1 percentage points of favorable prior year loss reserve development in the same period in 2010; and
•	Net catastrophe losses of $347.2 million or 50.0 percentage points on the combined ratio.
The modest increases in net premiums written in the Reinsurance segment in the third quarter and first nine months of 2011 resulted primarily from growth in the property and catastrophe lines of business, partially offset by declines in the casualty line of business compared to 2010. Within the property line of business, growth primarily resulted from increased renewal premiums from one large contract and new business underwritten within our Singapore and Zurich offices. Growth in our catastrophe premiums was driven predominantly from price increases experienced on contract renewals and reinstatement premiums related to the various catastrophes. Current quarter casualty net premiums written declined 30.6% due to several contracts that were not renewed due to pricing, terms and conditions.
The Reinsurance segment’s combined ratio in the third quarter of 2011 increased compared to the third quarter of 2010 primarily due to $91.0 million or 37.6 percentage points in losses net of reinsurance and reinstatement premiums from Hurricane Irene, the Danish flood, Texas brushfires and multiple storms in the Midwest which when accumulated triggered several aggregate catastrophe contracts. The current quarter’s net loss ratio benefitted from 13.2 percentage points of favorable loss reserve development compared to 11.3 percentage points in the third quarter of 2010.
For the first nine months of 2011, the Reinsurance segment reported a combined ratio of 130.3% compared to 88.5% for the same period in 2010. The increase in the combined ratio was largely attributable to a greater frequency of catastrophe events in 2011, including the Australian floods, the Japan and New Zealand earthquakes, the spring tornadoes in the United States, and the third quarter events described above, which resulted in losses net of reinsurance and reinstatement premiums of $347.2 million or 50.0 percentage points to the combined ratio. For the nine months ended September 30, 2011, the net loss ratio benefitted from 9.7 percentage points of favorable loss reserve development compared to 10.1 percentage points in the first nine months of 2010.

Investments
Endurance’s net investment income for the quarter ended September 30, 2011 was $14.1 million, a decrease of $39.6 million as compared to the same period in 2010. Endurance’s net investment income for the nine months ended September 30, 2011 was $106.4 million, a decrease of $37.0 million or 25.8% as compared to the same period in 2010. During the third quarter and nine months ended September 30, 2011, Endurance’s net investment income included mark to market losses of $22.5 million and $7.6 million, respectively, on its alternative investments and high yield loan funds included in other investments, as compared to mark to market gains of $13.8 million and $23.8 million in the third quarter and first nine months of 2010, respectively. Investment income generated from Endurance’s fixed maturity investments decreased by $3.3 million and $6.5 million for the three and nine months ended September 30, 2011 compared to the same periods in 2010 due to lower reinvestment rates during the current periods and the short duration of the portfolio. The ending book yield on Endurance’s fixed maturity investments at September 30, 2011 was 2.79%, down from 3.13% at December 31, 2010.
Endurance’s fixed income investments, which comprised approximately 92.4% of Endurance’s investments as of September 30, 2011, maintained an average credit quality of AA. Endurance recorded net realized investment gains of $1.0 million during the third quarter and $26.3 million of net realized gains for the first nine months of 2011 compared to net realized investment gains of $9.0 million and $15.2 million during the third quarter and first nine months of 2010.
Endurance ended the third quarter of 2011 with cash and invested assets of $6.4 billion, which represents a 3.1% increase from December 31, 2010. Net operating cash flow was $337.5 million for the nine months ended September 30, 2011 versus $390.6 million for the same period in 2010.
Capitalization and Shareholders’ Equity
At September 30, 2011, Endurance’s shareholders’ equity was $2.64 billion or $51.63 per diluted common share versus $2.85 billion or $52.74 per diluted common share at December 31, 2010. For the quarter and nine months ended September 30, 2011, Endurance declared and paid dividends of $0.30 and $0.90 per share, respectively.
Earnings Call
Endurance will host a conference call on October 28, 2011 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (888) 631-5913 (toll free) or (913) 312-1447 (international) and entering pass code: 2144344. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through November 11, 2011 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 2144344.
The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm. Following the live broadcast, an archived version will continue to be available on Endurance’s website.
A copy of Endurance’s financial supplement for the third quarter of 2011 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.
Operating (loss) income, operating return on average common equity, operating (loss) income per dilutive common share, operating (loss) income allocated to common shareholders and combined ratio excluding prior year net loss reserve development are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings
Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers’ compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit www.endurance.bm.
Safe Harbor for Forward-Looking Statements
Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “should,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and in our most recent Quarterly Report on Form 10-Q.
Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands of United States dollars, except share and per share amounts)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$623,944	$609,852
Fixed maturity investments, available for sale, at fair value	4,998,142	5,116,702
Short term investments, available for sale, at fair value	323,119	70,444
Equity securities, available for sale, at fair value	49,323	13,565
Other investments	386,785	376,652
Premiums receivable, net	1,192,455	827,609
Deferred acquisition costs	203,455	154,484
Securities lending collateral	—	59,886
Prepaid reinsurance premiums	204,961	107,977
Losses recoverable	479,132	319,349
Accrued investment income	30,851	32,934
Goodwill and intangible assets	183,857	181,954
Deferred tax assets	40,253	33,684
Receivable on pending investment sales	37,947	602
Other assets	80,013	73,711

Total Assets	$8,834,237	$7,979,405

Liabilities
Reserve for losses and loss expenses	$3,910,537	$3,319,927
Reserve for unearned premiums	1,299,864	842,154
Net deposit liabilities	28,860	32,505
Securities lending payable	—	59,886
Reinsurance balances payable	244,769	228,860
Debt	528,664	528,411
Payable on pending investment purchases	56,496	—
Other liabilities	129,097	119,509

Total Liabilities	6,198,287	5,131,252

Shareholders’ Equity
Preferred shares
Series A, non-cumulative — 8,000,000 issued and outstanding (2010 — 8,000,000)	8,000	8,000
Series B, non-cumulative — 9,200,000 issued and outstanding (2010 — Nil)	9,200	—
Common shares
40,517,222 issued and outstanding (2010 —47,218,468)	40,517	47,218
Additional paid-in capital	512,323	613,915
Accumulated other comprehensive income	144,004	138,571
Retained earnings	1,921,906	2,040,449

Total Shareholders’ Equity	2,635,950	2,848,153

Total Liabilities and Shareholders’ Equity	$8,834,237	$7,979,405

Book Value per Common Share
Dilutive common shares outstanding	42,728,320	50,210,614
Diluted book value per common share[a]	$51.63	$52.74

Note:	All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2010, which was derived from Endurance’s audited financial statements.

[a]	Excludes the $430 million liquidation value of the preferred shares (2010 : $200 million).

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
Revenues
Gross premiums written	$700,866	$555,574	$2,204,148	$1,864,011

Net premiums written	$551,327	$451,884	$1,791,957	$1,605,629
Change in unearned premiums	10,166	17,909	(361,053)	(314,252)

Net premiums earned	561,493	469,793	1,430,904	1,291,377
Other underwriting (loss) income	(2,141)	322	(2,122)	(2,046)
Net investment income	14,100	53,654	106,443	143,484
Net realized gains on investment sales	1,033	8,973	26,340	15,174

Total other-than-temporary impairment losses	(168)	(1,140)	(1,908)	(2,647)
Portion of loss recognized in accumulated other comprehensive income	(72)	(240)	(911)	(586)

Net impairment losses recognized in earnings	(240)	(1,380)	(2,819)	(3,233)

Total revenues	574,245	531,362	1,558,746	1,444,756

Expenses
Net losses and loss expenses	456,691	266,132	1,220,514	791,676
Acquisition expenses	72,249	67,443	205,754	198,095
General and administrative expenses	58,574	59,523	190,421	174,164
Amortization of intangibles	2,976	2,588	8,800	7,764
Net foreign exchange gains	(4,085)	(12,565)	(7,655)	(6,465)
Interest expense	9,055	9,051	27,166	25,709

Total expenses	595,460	392,172	1,645,000	1,190,943

(Loss) Income before income taxes	(21,215)	139,190	(86,254)	253,813
Income tax benefit (expense)	1,197	(62)	19,896	(303)

Net (loss) income	(20,018)	139,128	(66,358)	253,510

Preferred dividends	(8,188)	(3,875)	(15,938)	(11,625)

Net (loss) income (attributable) available to common and participating common shareholders	$(28,206)	$135,253	$(82,296)	$241,885

Per share data
Basic (losses) earnings per common share	$(0.71)	$2.64	$(2.07)	$4.56

Diluted (losses) earnings per common share	$(0.71)	$2.51	$(2.07)	$4.33

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the quarter ended September 30, 2011
	Insurance	Reinsurance	Totals

Revenues
Gross premiums written	$450,451	$250,415	$700,866
Ceded premiums written	(147,241)	(2,298)	(149,539)

Net premiums written	303,210	248,117	551,327

Net premiums earned	318,602	242,891	561,493
Other underwriting (loss) income	(2,875)	734	(2,141)

Total underwriting revenues	315,727	243,625	559,352

Expenses
Net losses and loss expenses	260,206	196,485	456,691
Acquisition expenses	18,738	53,511	72,249
General and administrative expenses	29,328	29,246	58,574

	308,272	279,242	587,514

Underwriting income (loss)	$7,455	$(35,617)	$(28,162)

Net loss ratio	81.7%	81.0%	81.3%
Acquisition expense ratio	5.9%	22.0%	12.9%
General and administrative expense ratio	9.2%	12.0%	10.4%

Combined ratio	96.8%	115.0%	104.6%

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the quarter ended September 30, 2010
	Insurance	Reinsurance	Totals

Revenues
Gross premiums written	$303,561	$252,013	$555,574
Ceded premiums written	(99,268)	(4,422)	(103,690)

Net premiums written	204,293	247,591	451,884

Net premiums earned	242,766	227,027	469,793
Other underwriting income (loss)	473	(151)	322

Total underwriting revenues	243,239	226,876	470,115

Expenses
Net losses and loss expenses	172,015	94,117	266,132
Acquisition expenses	17,356	50,087	67,443
General and administrative expenses	29,256	30,267	59,523

	218,627	174,471	393,098

Underwriting income	$24,612	$52,405	$77,017

Net loss ratio	70.9%	41.5%	56.6%
Acquisition expense ratio	7.1%	22.1%	14.4%
General and administrative expense ratio	12.1%	13.3%	12.7%

Combined ratio	90.1%	76.9%	83.7%

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the nine months ended September 30, 2011
	Insurance	Reinsurance	Totals

Revenues
Gross premiums written	$1,302,032	$902,116	$2,204,148
Ceded premiums written	(393,020)	(19,171)	(412,191)

Net premiums written	909,012	882,945	1,791,957

Net premiums earned	730,491	700,413	1,430,904
Other underwriting (loss) income	(2,875)	753	(2,122)

Total underwriting revenues	727,616	701,166	1,428,782

Expenses
Net losses and loss expenses	550,438	670,076	1,220,514
Acquisition expenses	50,907	154,847	205,754
General and administrative expenses	102,361	88,060	190,421

	703,706	912,983	1,616,689

Underwriting income (loss)	$23,910	$(211,817)	$(187,907)

Net loss ratio	75.3%	95.6%	85.3%
Acquisition expense ratio	7.0%	22.1%	14.4%
General and administrative expense ratio	14.0%	12.6%	13.3%

Combined ratio	96.3%	130.3%	113.0%

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars)

	For the nine months ended September 30, 2010
	Insurance	Reinsurance	Totals

Revenues
Gross premiums written	$999,528	$864,483	$1,864,011
Ceded premiums written	(251,307)	(7,075)	(258,382)

Net premiums written	748,221	857,408	1,605,629

Net premiums earned	616,300	675,077	1,291,377
Other underwriting income (loss)	471	(2,517)	(2,046)

Total underwriting revenues	616,771	672,560	1,289,331

Expenses
Net losses and loss expenses	428,872	362,804	791,676
Acquisition expenses	51,336	146,759	198,095
General and administrative expenses	86,523	87,641	174,164

	566,731	597,204	1,163,935

Underwriting income	$50,040	$75,356	$125,396

Net loss ratio	69.6%	53.7%	61.3%
Acquisition expense ratio	8.4%	21.8%	15.3%
General and administrative expense ratio	14.0%	13.0%	13.5%

Combined ratio	92.0%	88.5%	90.1%

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED FINANCIAL RATIOS
As Reported

	For the quarter ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	81.7%	70.9%	81.0%	41.5%	81.3%	56.6%
Acquisition expense ratio	5.9%	7.1%	22.0%	22.1%	12.9%	14.4%
General and administrative expense ratio	9.2%	12.1%	12.0%	13.3%	10.4%	12.7%

Combined ratio	96.8%	90.1%	115.0%	76.9%	104.6%	83.7%

Effect of Prior Year Net Loss Reserve Development
Favorable / (Unfavorable)

	For the quarter ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	3.9%	3.9%	13.2%	11.3%	7.9%	7.5%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	85.6%	74.8%	94.2%	52.8%	89.2%	64.1%
Acquisition expense ratio	5.9%	7.1%	22.0%	22.1%	12.9%	14.4%
General and administrative expense ratio	9.2%	12.1%	12.0%	13.3%	10.4%	12.7%

Combined ratio	100.7%	94.0%	128.2%	88.2%	112.5%	91.2%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, net of prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED FINANCIAL RATIOS
As Reported

	For the nine months ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	75.3%	69.6%	95.6%	53.7%	85.3%	61.3%
Acquisition expense ratio	7.0%	8.4%	22.1%	21.8%	14.4%	15.3%
General and administrative expense ratio	14.0%	14.0%	12.6%	13.0%	13.3%	13.5%

Combined ratio	96.3%	92.0%	130.3%	88.5%	113.0%	90.1%

Effect of Prior Year Net Loss Reserve Development
Favorable / (Unfavorable)

	For the nine months ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	9.6%	5.7%	9.7%	10.1%	9.6%	8.0%

Net of Prior Year Net Loss Reserve Development

	For the nine months ended September 30
	Insurance		Reinsurance		Total
	2011	2010	2011	2010	2011	2010

Net loss ratio	84.9%	75.3%	105.3%	63.8%	94.9%	69.3%
Acquisition expense ratio	7.0%	8.4%	22.1%	21.8%	14.4%	15.3%
General and administrative expense ratio	14.0%	14.0%	12.6%	13.0%	13.3%	13.5%

Combined ratio	105.9%	97.7%	140.0%	98.6%	122.6%	98.1%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.
GROSS AND NET PREMIUMS WRITTEN BY SEGMENT
(in thousands of United States dollars)
The following tables show Endurance’s gross and net premiums written for the quarters and nine months ended September 30, 2011 and 2010:

	Quarter Ended		Quarter Ended
	September 30, 2011		September 30, 2010
	Gross Premiums	Net Premiums	Gross Premiums	Net Premiums
	Written	Written	Written	Written

Insurance
Agriculture	$289,656	$185,017	$156,162	$89,119
Professional lines	39,559	30,812	43,381	38,522
Casualty	57,520	37,664	40,538	23,700
Property	30,049	17,681	30,295	21,366
Healthcare liability	33,652	32,021	34,024	32,393
Workers’ compensation	15	15	(839)	(807)

Subtotal Insurance	$450,451	$303,210	$303,561	$204,293

Reinsurance
Catastrophe	$46,275	$43,868	$45,513	$41,154
Casualty	56,293	56,292	81,167	81,163
Property	129,203	129,203	111,395	111,395
Aerospace and Marine	5,891	6,002	4,184	4,184
Surety and other specialty	12,753	12,752	9,754	9,695

Subtotal Reinsurance	$250,415	$248,117	$252,013	$247,591

Total	$700,866	$551,327	$555,574	$451,884

ENDURANCE SPECIALTY HOLDINGS LTD.
GROSS AND NET PREMIUMS WRITTEN BY SEGMENT
(in thousands of United States dollars)

	Nine Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2010
	Gross Premiums	Net Premiums	Gross Premiums	Net Premiums
	Written	Written	Written	Written

Insurance
Agriculture	$855,486	$577,538	$560,531	$402,395
Professional lines	124,209	99,560	133,456	115,546
Casualty	159,580	107,234	130,172	82,265
Property	90,643	56,262	99,976	76,404
Healthcare liability	72,243	68,542	76,782	72,947
Workers’ compensation	(129)	(124)	(1,389)	(1,336)

Subtotal Insurance	$1,302,032	$909,012	$999,528	$748,221

Reinsurance
Catastrophe	$330,771	$314,328	$291,990	$287,721
Casualty	218,264	217,463	246,060	245,257
Property	251,475	251,475	215,916	215,916
Aerospace and Marine	53,472	51,567	46,381	44,316
Surety and other specialty	48,134	48,112	64,136	64,198

Subtotal Reinsurance	$902,116	$882,945	$864,483	$857,408

Total	$2,204,148	$1,791,957	$1,864,011	$1,605,629

ENDURANCE SPECIALTY HOLDINGS LTD.
RECONCILIATIONS
(in thousands of United States dollars, except share and per share amounts)
The following is a reconciliation of Endurance’s net (loss) income, net (loss) income per diluted common share, net (loss) income allocated to common shareholders under the two-class method and annualized (loss) return on average common equity to operating (loss) income, operating (loss) income per diluted common share, operating (loss) income allocated to common shareholders under the two-class method and annualized operating (loss) return on average common equity (all non-GAAP measures) for the quarters and nine months ended September 30, 2011 and 2010:

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net (loss) income	$(20,018)	$139,128	$(66,358)	$253,510
Add (Less) after-tax items:
Net foreign exchange gains	(4,153)	(12,433)	(7,822)	(6,463)
Net realized and unrealized investment gains	(775)	(8,687)	(25,514)	(13,004)
Net impairment losses recognized in earnings	240	1,380	2,819	3,233

Operating (loss) income before preferred dividends	$(24,706)	$119,388	$(96,875)	$237,276
Preferred dividends	(8,188)	(3,875)	(15,938)	(11,625)

Operating (loss) income (attributable ) available to common and participating common shareholders	(32,894)	$115,513	(112,813)	$225,651

Operating (loss) income allocated to common shareholders under the two-class method	$(33,118)	$113,404	$(113,553)	$221,390

Weighted average dilutive common shares	39,764,756	52,997,120	40,071,340	54,851,248

Operating (loss) income per diluted common share [b]	$(0.83)	$2.14	$(2.83)	$4.04

Average common equity [a]	$2,223,113	$2,681,895	$2,427,052	$2,653,484

Operating (loss) return on average common equity	(1.5)%	4.3%	(4.6)%	8.5%

Annualized operating (loss) return on average common equity	(5.9)%	17.2%	(6.2)%	11.3%

Net (loss) income	$(20,018)	$139,128	$(66,358)	$253,510
Preferred dividends	(8,188)	(3,875)	(15,938)	(11,625)

Net (loss) income (attributable) available to common and participating common shareholders	$(28,206)	$135,253	$(82,296)	$241,885

Net (loss) income allocated to common shareholders under the two-class method	$(28,430)	$132,785	$(83,036)	$237,320

Net (loss) income per diluted common share	$(0.71)	$2.51	$(2.07)	$4.33

(Loss) return on average common equity, Net (loss) income	(1.3)%	5.0%	(3.4)%	9.1%

Annualized (loss) return on average common equity, Net (loss) income	(5.1)%	20.2%	(4.5)%	12.2%

[a]	Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $430 million liquidation value of the preferred shares (2010: $200 million).

[b]	Represents diluted (loss) income per share calculated under the two-class method which was the lower of the treasury stock method and the two-class method.
Operating (loss) income and operating (loss) income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating (loss) income allocated to common shareholders (excludes unvested restricted shares outstanding which are considered participating) per diluted common share represents operating (loss) income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating (loss) income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net (loss) income and net (loss) income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating (loss) income and operating (loss) income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating (loss) income and operating (loss) income per dilutive common share should not be viewed as substitutes for GAAP net (loss) income and net (loss) income per dilutive common share, respectively.
Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
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